UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On April 23, 2009, YRC Worldwide Inc. (the “Company”) announced its results of operations and financial condition for the three months ended March 31, 2009. A copy of the press release announcing the results of operations and financial condition is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Estes Sale and Financing Leasebacks

On April 22, 2009, YRC Inc. and USF Reddaway, Inc., each a subsidiary of the Company, entered into real estate sales contracts (collectively, the “New Estes Contracts”) with Estes Express Lines (“Estes”) to sell and simultaneously lease back a pool of such subsidiaries’ facilities located throughout the United States, including facilities originally a part of the transaction with NATMI described below. The aggregate purchase price for the subject facilities is approximately $32 million and initial annual lease payments for the subject facilities would be approximately $2.9 million in the aggregate. The terms of the New Estes Contracts and related leases are consistent with the terms of the Prior Estes Contracts (as defined below). The Company expects to close the sale and leaseback transactions under the New Estes Contracts during the second quarter of 2009, subject to the satisfaction of normal and customary due diligence and related conditions, including Estes’ right to terminate each Contract in its sole discretion during the inspection period, and the ability of the subsidiaries to obtain lien releases from JPMorgan Chase Bank, National Association, the collateral agent to the Company’s credit agreement dated August 17, 2007, as amended.

The New Estes Contracts are in addition to the real estate sales contracts (the “Prior Contracts”) entered into on February 13, 2009 between Estes and subsidiaries of the Company for an aggregate purchase price of approximately $122 million. See the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on February 20, 2009 for a summary of the Prior Estes Contracts.

Other Sale and Financing Leasebacks

On April 23, 2009, YRC Inc., USF Holland Inc. and New Penn Motor Express, Inc., each a subsidiary of the Company, entered into real estate sales contracts (collectively, the “Sale Contracts”) with new investors to sell and simultaneously lease back a pool of the such subsidiaries’ facilities located throughout the United States, including a facility originally a part of the transaction with NATMI described below. The aggregate purchase price for the subject facilities is approximately $70 million and initial annual lease payments for the subject facilities would be approximately $6.1 million in the aggregate. The Company expects to close the sale and leaseback transactions under the Sale Contracts during the second quarter of 2009, subject to the conditions described above for the New Estes Contracts.

NATMI Sale and Financing Leasebacks

As previously disclosed, the Company and NATMI Truck Terminals, LLC (“NATMI”) entered into a Real Estate Sales Contract, effective December 19, 2008, as amended (the “NATMI Contract”), pursuant to which certain subsidiaries of the Company would sell and simultaneously lease back a pool of facilities located throughout the United States. See the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on December 24, 2008 for a summary of the NATMI Contract.

The aggregate purchase price for the subject facilities was approximately $150.4 million, of which $111 million was closed during the first quarter of 2009. The Company and NATMI have agreed to modify the NATMI Contract to remove certain facilities that have not closed and extend the closing date for certain facilities with an aggregate purchase price of approximately $16 million. The Company expects to close on these facilities during the second quarter of 2009, subject to the conditions described above for the New Estes Contracts.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release dated April 23, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: April 24, 2009	By:	/s/ Timothy A. Wicks
Timothy A. Wicks
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	News Release dated April 23, 2009

5